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                                                                    EXHIBIT 99.1
[LOGO OF SPEEDFAM INTERNATIONAL, INC.]

SPEEDFAM INTERNATIONAL, INC.
- --------------------------------------------------------------------------------
7406 West Detroit
Chandler, Arizona 85226
Phone: (602) 961-2175
Fax (602) 961-2171
                                        For more information, contact:
                                        Roger K. Marach, Chief Financial Officer
                                        (602) 961-2175

FOR IMMEDIATE RELEASE

          SpeedFam International Reports Fourth-Quarter 1996 Results:
               $0.46 Earnings Per Share on $43.8 Million Revenue

              Full-Year 1996: $1.16 EPS on $120.2 Million Revenue

     CHANDLER, Ariz., July 8, 1996 -- SpeedFam International, Inc. (NASDAQ:SFAM), a supplier of high-throughput chemical mechanical polishing (CMP) systems for the semiconductor and disk media industries worldwide, today announced its operating results for the fourth quarter of fiscal 1996 and the full year.

     For the fourth quarter ended May 31, 1996, SpeedFam reported total revenue of $45.8 million, more than double the $19.7 million reported for the fourth quarter of 1995. Backlog at quarter's end was the highest in the company's history at $72.8 million, up from $67.8 million at the end of the third quarter and from $46.6 million a year earlier.

     Net earnings for the fourth quarter of 1996 were $5.1 million, or 11.7 percent of total revenue, up from $1.5 million, or 7.7 percent of total revenue, for the fourth quarter of 1995. Net earnings per share were $0.46, compared with $0.19 for the year-earlier period. The 1996 figure includes the effect of a 24.7
- -percent increase in common and common equivalent shares outstanding, resulting primarily from the company's initial public offering of common stock in October 1995. Also, on June 13, 1996, SpeedFam announced the filing of a registration statement with the Securities and Exchange Commission (SEC) to offer an additional 2,660,000 shares of common stock, of which 2,000,000 shares are being sold by the company.



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     For the full year ended May 31, 1996, SpeedFam reported total revenue of
$120.2 million, more than double the $59.8 million reported for 1995. Net earnings for 1996 were $11.8 million, or $1.16 per share, compared with $1.6 million, or $0.20 per share, for 1995.

     For the fourth quarter of 1996, SpeedFam's equity in the net earnings of its joint ventures--SpeedFam Co., Ltd. and Fujimi Corporation--was $1.6 million, up from $206,000 for the year-earlier period. For the full year, the company's equity in the net earnings of its joint ventures was $5.2 million, up from $1.2 million for 1995.


Shifts in Product and Business Mix

     For the fourth quarter of 1996, the equipment, parts and expendables segment of SpeedFam's business generated revenue of $34.9 million, or 84.0 percent of net sales, up from $10.0 million, or 55.4 percent of net sales, a year earlier. Sales of slurries (polishing liquids and abrasives) accounted for $6.7 million, or 16.0 percent of net sales, down from $8.0 million, or 44.6 percent, in the fourth quarter of 1995.

     For 1996, equipment, parts and expendables revenue grew to $88.0 million, or 77.3 percent of net sales, from $29.8 million, or 52.3 percent of net sales, for 1995. For 1996, slurries sales decreased to $25.8 million, or 22.7 percent of net sales, from $27.2 million, or 47.7 percent of net sales, for 1995.

     "Year-over-year revenue growth reflects increasing demand for SpeedFam equipment and technology in our core markets, as well as a continuing shift in our business mix to the emerging market for CMP of advanced semiconductor devices," said Makoto Kouzuma, president and chief operating officer of SpeedFam International. "While maintaining our presence as a major equipment supplier to the thin film memory disk media and silicon wafer markets, we are also emerging as an important supplier to semiconductor device manufacturers, with our CMP-V planarization system."

     For the fourth quarter of 1996, sales of CMP-V systems contributed $17.5 million, or 40.1 percent of total revenue, compared with $1.6 million, or 8.1 percent, a year ago. Sales to the thin film memory disk media market accounted for $15.7 million, or 35.8 percent of total revenue, compared with $9.3 million, or 47.0 percent, for the fourth quarter of 1995.



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     For 1996, SpeedFam's CMP-V system sales to the semiconductor device market grew to $39.5 million, or 32.9 percent of total revenue, from $4.5 million, or
7.5 percent, for 1995. For the same period, the company's sales to the thin film memory disk media market increased to $49.5 million, or 41.2 percent of total revenue, from $32.3 million, or 54.1 percent, for 1995.

     For the fourth quarter of 1996, commission revenue on the sale of equipment produced by the company's Far East joint venture, SpeedFam Co., Ltd., to the silicon wafer markets in the U.S. and Europe totaled $2.2 million, compared with $1.7 million for the fourth quarter of 1995. Commission revenue for 1996 was $6.3 million, compared with $2.8 million for 1995.


Gross Margin, Operating Expenses

     Gross margin for the fourth quarter of 1996 improved to 37.9 percent from
28.1 percent a year earlier. This improvement was due principally to a continued shift in product mix from lower-margin slurries to higher-margin equipment, parts and expendables--particularly CMP-V systems--combined with improved manufacturing efficiencies. For the full year, gross margin increased to 34.5 percent, from 23.9 percent for 1995.

     For the fourth quarter of 1996, research, development and engineering expenses increased to $4.5 million, or 10.3 percent of total revenue, from $749,000, or 3.8 percent, a year ago. For the full year, research, development and engineering expenses were $11.5 million, or 9.6 percent of total revenue, compared with $2.7 million, or 4.6 percent, for 1995. These increases reflect the company's commitment of significant resources to the continued development of CMP process and related technologies throughout fiscal year 1996.

     For the fourth quarter of 1996, selling, general and administrative expenses were $6.3 million, or 14.4 percent of total revenue, compared with $2.5 million, or 12.9 percent for the year-earlier period. Full-year expenses were $18.9 million, or 15.7 percent of total revenue, compared with $9.9 million, or
16.6 percent, for 1995. These increases, which supported SpeedFam's revenue growth, reflected the addition of administrative and sales personnel, the opening of new service and sales locations, and the payment of commissions to the company's Japanese affiliate on export sales from the U.S. to the Far East region.

     Due to strong revenue growth and gross margin improvements, operating profit for the fourth quarter of 1996 was $5.8 million, or 13.1 percent of total revenue, up from $2.2 million, or


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11.4 percent, for the fourth quarter of 1995. Full-year operating profit was
$11.1 million, or 9.2 percent of total revenue, up from $1.6 million, or 2.7 percent, for 1995.

The Company

     SpeedFam International, Inc. designs, develops, manufactures, markets and services high-throughput precision surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers, general industrial components and, more recently, semiconductor devices through chemical mechanical polishing (CMP). In addition, the company markets and distributes slurries, parts and expendables used in its customers' manufacturing processes. SpeedFam International, Inc. owns a 50-percent interest in each of two joint ventures, SpeedFam Co., Ltd. and Fujimi Corporation.

     Certain statements in this news release constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The aforementioned risks, uncertainties and other factors are detailed in the company's filings with the SEC, especially Forms 10-Q and 10-K as they are filed, and Form S-1 filed on June 13, 1996.

                        (financial statements attached)



                                      # # #
















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          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

           (dollars and shares in thousands, except per share data)


                                                            Three Months Ended              Year Ended
                                                             May 31,     May 31,        May 31,      May 31,
                                                           ---------   ---------       --------    ---------
                                                              1996        1995           1996         1995
                                                              ----        ----           ----         ----
Revenue:
 Net sales                                                   $41,539   $18,025         $113,880     $57,021
 Commissions from affiliate                                    2,237     1,714            6,289       2,757
                                                             -----------------         --------------------
  Total revenue                                               43,776    19,739          120,169      59,778
Cost of sales                                                 27,180    14,197           78,661      45,494
                                                             -----------------         --------------------
  Gross margin                                                16,596     5,542           41,508      14,284
 Research, development and engineering                         4,502       749           11,496       2,740
 Selling, general and administrative                           6,305     2,544           18,921       9,948
                                                             -----------------         --------------------
Operating profit                                               5,789     2,249           11,091       1,596
Interest expense                                                 (76)     (190)            (691)       (958)
Other income (expense), net                                       43       (67)             484           6
                                                             -----------------         --------------------
Earnings from consolidated companies before income taxes       5,756     1,992           10,884         643
Income tax expense                                             2,264       870            4,266         186
                                                             -----------------         --------------------
Earnings from consolidated companies                           3,492     1,322            6,618         457
Equity in net earnings of affiliates                           1,641       206            5,203       1,187
                                                             -----------------         --------------------
Net earnings                                                 $ 5,133   $ 1,528         $ 11,821     $ 1,644
                                                             =================         ====================
Net earnings per share                                       $  0.46   $  0.19         $   1.16     $  0.20
                                                             =================         ====================
Weighted average common and common equivalent shares          11,258     8,138           10,159       8,148
                                                             =================         ====================



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          SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                            (dollars in thousands)


                                                         May 31,        May 31,
                                                          1996           1995
                                                        --------        -------
ASSETS
Current assets:
 Cash and cash equivalents                              $ 10,871        $ 1,095
 Trade accounts and notes receivable, net                 34,693         16,971
 Inventories                                              27,931         17,995
 Other current assets                                      2,470          1,214
                                                        --------        -------
   Total current assets                                   76,965         37,275


Investments in affiliates                                 20,450         18,582
Property, plant and equipment, net                         9,969          3,061
Other assets                                               1,500          1,111
                                                        --------        -------
   Total assets                                         $107,984        $60,029
                                                        ========        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings and current portion of
   long-term debt                                       $    727        $   908
 Accounts payable                                         26,460         16,045
 Customer deposits                                         4,814          5,662
 Other current liabilities                                12,771          3,588
                                                        --------        -------
   Total current liabilities                              44,772         26,203
                                                        --------        -------


 Long-term debt                                            2,593         10,362
 Deferred income taxes                                       580            427
                                                        --------        -------
   Total liabilities                                      47,945         36,992

 Shareholders' equity                                     60,039         23,037
                                                        --------        -------
   Total liabilities and shareholders' equity           $107,984        $60,029
                                                        ========        =======